EXHIBIT 10.11

CONFIDENTIAL TREATMENT REQUESTED

                                AGREEMENT

This Agreement is made as of the 30th day of November, 1989 by and between PROTEIN DESIGN LABS, INC. a corporation organized and existing under the laws of the State of Delaware and having its principal office at 3181 Porter Drive, Palo Alto, California 94304 (hereinafter referred to as "PDL"), and SLOAN-KETTERING INSTITUTE FOR CANCER RESEARCH, a not-for-profit corporation organized and existing under the laws of the State of New York and having its principal office at 1275 York Street, New York, New York 10021 (hereinafter referred to as "SKI").
                              WITNESSETH

WHEREAS, SKI has certain clinical and preclinical data, information and patent rights relating to the production and use of M195 monoclonal antibody ("M195");

WHEREAS, SKI desired to have M195 monoclonal antibody developed and made available on reasonable terms for general use in the treatment of human diseases and for those purposes is willing to grant a license;

WHEREAS, PDL has or has access to the research and development capability, the manufacturing capacity and the marketing ability needed to manufacture and sell M195 monoclonal antibody products in the United States and abroad;

WHEREAS, PDL desires to obtain, and SKI is willing to grant, a license under the Licensed Patents and Technical Information and Know-How upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1     "Affiliate" shall mean
(a) with respect to PDL, any corporation which directly or indirectly controls, is controlled by or is under common control with the party in question, control being the ownership of at least 50% of the outstanding voting stock of such corporation, including directors' qualifying shares owned beneficially, and having the power to vote for directors, and
(b) with respect to SKI, Memorial Sloan-Kettering Cancer Center or Memorial Hospital for Cancer and Allied Diseases (collectively referred to as "Memorial"), and any present or future corporation or other entity effectively, at the time in question, under the control of or under common control with, SKI or Memorial.

1.2 "Combination Product(s)" means any End Product containing both an agent or ingredient which constitutes a Licensed Product and one or more other active agents which do not constitute Licensed Products.

1.3 "End Product(s)" means commercially marketable goods incorporating a Licensed Product which goods are sold in a form for therapeutic use and are not intended or marketed for further formulation, processing, repackaging or relabelling prior to such use. End Products shall include any Combination Product.

1.4 "Field" shall mean the therapeutic treatment of hematologic malignancies, including but not limited to leukemia and lymphoma; the Field shall not include diagnostics.

1.5 "Licensed Patents" shall mean United States and foreign patents and patent applications owned or controlled by SKI or its Affiliates relating to M195 Antibodies at any time during the term of this Agreement, and the United States patents and foreign patents issuing from said United States and foreign patent applications or later-filed foreign application based upon any of said United States patents and application and any divisions, continuations, continuations-in-part, reissues or extensions of any of the foregoing.

1.6 "Licensed Product(s)" shall mean materials (a) that contain DNA or protein sequences which encode for all or a portion of any M195 Antibody, provided that any portion must include at a minimum the entire binding domain (complementarity determining regions) of such M95 Antibody, and (b) which were derived from hybridoma cell lines provided to PDL by SKI pursuant to this Agreement; however, Licensed Products shall exclude any murine M195 Antibody which is radiolabelled. All Licensed Products shall fall into one of two classes:

Class 1 Products shall consist of one or more of the hybridoma cell lines provided by SKI hereunder or the monoclonal antibodies secreted by any such cell line when sold as End Products without any substantial modification, or if modified by means other than genetic engineering.

Class 2 Products shall consist of all other Licensed Products produced by genetic engineering, including, but not limited to, the following: less than full-length antibody forms such as Fv, Fab, and F(ab')2; single-chain antibodies; hybrid antibodies; chimeric immunoglobulins (i.e., proteins constructed with immunoglobulin variable and constant regions from different antibodies); humanized immunoglobulins (i.e., an immunoglobulin comprising a substantially human framework region and one or more CDR's from a nonhuman immunoglobulin); and immunoglobulin conjugates composed of an immunoglobulin polypeptide bound to a toxin, label or other compound.

1.7 "M195 Antibody(ies)" shall mean (a) the M195 monoclonal antibody as described in Tanimoto, M. et al., Leukemia, Vol. 3, No. 5, May 1989, pages 339-348 and (b) any other antibody binding to the CD33 antigen which is developed, discovered or acquired by Dr. David Scheinberg or personnel under his supervision while associated with SKI or its Affiliates prior to June 30, 1993 and which PDL elects to have covered by this Agreement pursuant to
Section 3.3 below.

1.8     "Net Sales" shall mean (a) with respect to sales of End Products by PDL, the gross sales price received for such End Products by PDL, the gross sales price received for such End Products less the following items to the extent they are paid or allowed and included in the invoice price:
(i)     Usual trade discounts actually allowed:
(ii)    Packing costs;
(iii)   Import, export, excise, sales taxes, and customs
duties;
(iv)    Costs of insurance and transportation from the place
of       manufacture to the customer's premises; and
(v)     Credit for returns, allowances, or trades;
and, (b) with respect to sales of End Products by a Sublicensee, the gross sales price received by the Sublicensee in respect of the sales of End Products, less such amounts for discounts, credits, transportation costs, taxes and other expenses as may be deductible by the Sublicensee for purposes of the payments Sublicensee is obligated to make to PDL pursuant to the written agreement between PDL and the Sublicensee.
In the case of Combination Products for which the agent or ingredient constituting a Licensed Product and each of the other active agents or ingredients not constituting Licensed Products have established market prices when sold separately, Net Sales shall be determined by multiplying the Net Sales for each such Combination Product by a fraction, the numerator of which shall be the established market price for the Licensed Product(s) contained in the Combination Product and the denominator of which shall be the sum of the established market prices for the Licensed Product(s) plus the other active agents or ingredients contained in the Combination Product. When such separate market prices are not established, then the parties shall negotiate in good faith to determine a fair and equitable method of calculating Net Sales for the Combinational Product in question.

1.9 "Program" shall mean the collaborative research program generally described in Articles IV and V hereof and conducted at SKI under the direction of Dr. David A. Scheinberg (or his successor appointed by SKI with the consent of PDL which shall not be unreasonably withheld), and at PDL under the direction of Dr. Laurence J. Korn (or under the direction of such other person at PDL or a Sublicensee of PDL as Dr. Korn may designate).

1.10 "Sublicensee" shall mean any person who receives a sublicense from PDL pursuant to Article II hereof.

1.11 "Technical Information and Know-How" shall mean any and all technical data, information, material (including the cell lines delivered to PDL hereunder, antibodies, fragments thereof and gene sequences therefrom, and all other biological materials and samples) and other know-how which:
(a) relates to M195 Antibodies, including, without limitation, physical and chemical and biological data and materials (including antibodies and fragments thereof and gene sequences therefrom), toxicological and pharmacological data, clinical data, veterinary data, medical uses, product forms and product formulations, specifications and techniques;
(b) relates to methods, processes and techniques for the manufacture or use of Licensed Products including, without limitation, preparation, recovery and packaging, and sterilization processes and techniques, dosage regimens, control assays and specifications.

1.12 "Valid Claim" shall mean an unexpired claim in any issued Licensed Patent which has not been disclaimed or held unenforceable or invalid by a governmental agency or court by a decision or decree beyond right of review.

ARTICLE II - GRANT

2.1 SKI hereby grants to PDL and its Affiliates an exclusive, worldwide right and license, with the right to sublicense, (a) to make, use, and sell Licensed Products for use in the Field under the Licensed Patents, and (b) to use in the Field the Technical Information and Know-How provided by SKI or its Affiliates.

2.2 Set forth in Schedule A attached hereto is a list of patents or patent applications owned or controlled by SKI or its Affiliates comprising the Licensed Patents. SKI shall update this list annually by delivering to PDL an amended Schedule A.

ARTICLE III - CERTAIN OBLIGATIONS AND REPRESENTATIONS OF SKI

3.1 Promptly following the execution of this Agreement, if not previously delivered, SKI shall deliver to PDL a viable hybridoma cell line producing the M195 monoclonal antibody. SKI shall deliver to PDL such additional samples of this cell line from time-to-time as may be reasonably required by PDL to carry out its activities under this Agreement.

3.2 SKI and its Affiliates shall, promptly following the discovery, development or acquisition of any antibody which would, subject to PDL's election pursuant to Section 3.3, constitute an M195 Antibody, (a) advise PDL thereof, (b) disclose to PDL all Technical Information and Know-How relating thereto, and (c) deliver to PDL a viable hybridoma cell line producing such M195 Antibody and such additional samples of such cell line from time-to-time as may be reasonably required by PDL to carry out its activities under this Agreement.

3.3 At PDL's election made by written notice to SKI, any antibody which is required to be disclosed to PDL under Section 3.2 shall be deemed to be an M195 Antibody for all purposes of this Agreement.

3.4 SKI represents and warrants to PDL that SKI is the sole owner of the Licensed Patents, the Technical Information and Know-How provided to PDL hereunder, and the cell lines delivered to PDL hereunder; and that SKI has the full unrestricted legal right to grant the license granted to PDL hereunder and to disclose to PDL the Technical Information and Know-How required to be disclosed to PDL hereunder.

3.5 All employees and agents of SKI and its Affiliates who are engaged in the development of M195 Antibodies or Technical Information and Know-How are, in accordance with SKI's written policy attached as Schedule B hereto, under obligation, and shall continue to be under obligation, to assign to SKI all rights relating to M195 Antibodies or Technical Information and Know-How.

3.6 In the event that SKI or its Affiliates develop or acquire an M195 Antibody which is radiolabelled, SKI shall notify PDL of such fact in writing. SKI hereby grants to PDL a right of first refusal to obtain rights in the Field to make, use and sell such radiolabelled M195 Antibody. If at any time SKI or its Affiliates shall desire to grant rights (by way of license, sale or otherwise) to any party to make, use or sell such radiolabelled M195 Antibody (other than rights to use such radiolabelled M195 Antibody solely for research purposes with no rights to sell or otherwise commercialize a product, or rights to use such radiolabelled M195 Antibody for diagnostic purposes), SKI shall give PDL written notice identifying the subject radiolabelled M195 Antibody and specifying all the principal terms and conditions on which SKI or its Affiliates proposes to grant such rights. PDL may exercise its rights of first refusal by written notice to SKI within ninety (90) days of receipt of SKI's notice, in which case the parties shall promptly enter into a written agreement on such terms and conditions as were specified in SKI's notice and such corollary terms as may be usual for agreements of that type. In the event that PDL fails to exercise its right of first refusal, SKI shall be entitled, for a period of one hundred twenty (120) days after the expiration of PDL's ninety (90) day period, to grant rights to the radiolabelled M195 Antibody identified in SKI's notice to a third party on the same terms and conditions as were specified in SKI's notice. Should SKI not consummate a grant of rights within such 120-day period, no subsequent grant may be made without first offering the rights to PDL in accordance with the right of first refusal granted in this Section 3.6

3.7 SKI represents and warrants to PDL that, to its best knowledge and belief after reasonable investigation, no employee of SKI or its Affiliates has developed at SKI or its Affiliates or is working at SKI or its Affiliates on the development of an antibody binding to the CD33 antigen other than Dr. David Scheinberg or personnel under his supervision.

ARTICLE IV - DEVELOPMENT EFFORTS

4.1 To induce SKI to enter into this Agreement, PDL represents that during the term of this Agreement it will exercise commercially reasonable efforts to proceed with the development, manufacture, and sale of End Products.

4.2 PDL shall exercise commercially reasonable efforts to complete the following actions ("Milestones") by the following dates:
(a) on or prior to May 31, 1990, clone and sequence the genes for both the light and heavy chain of M195;
(b)     on or prior to November 30, 1990:
        (i) construct IgGl and IgG3 chimeric antibodies and do preliminary tests for binding affinity, complement fixation ("CDC") and antibody-dependent cellular cytotoxicity
        ("ADCC"),
        (ii) complete the computer-aided design of humanized antibody sequence;
(c)     on or prior to May 31, 1990:
        (i) construct a humanized antibody and do preliminary tests for its binding affinity, CDC and ADCC, and
        (ii) genetically link the M195 and genes encoding one or more toxins and perform cytotoxicity testing of the resulting immunotoxin.

4.3     (a)     If PDL fails to achieve any Milestone by the date set forth above for such Milestone, the period for achieving such Milestone shall automatically be extended by up to three (3) months (the "First Extension") upon PDL's providing SKI with written notice of such failure with a reasonably detailed summary of actions taken by PDL to date and a plan for achieving the Milestone. If PDL fails to achieve any Milestone by the end of the First Extension for such Milestone, then, for up to an additional six (6) months or such lesser period until the Milestone is achieved (the "Second Extension"), PDL shall provide the services of at least an average of [ ] full-time scientific personnel (scientists and/or technicians) to work on achieving such Milestone. Notwithstanding the foregoing, in no event shall the aggregate of First Extensions and Second Extensions for all Milestones exceed an aggregate of nine (9) months. With respect to Milestone (c), PDL shall be deemed to have achieved such Milestone if it achieves either the goal described in clause (i) or the goal described in clause (ii) of Subsection 2.4(c) above.
(b) If PDL fails to achieve any Milestone by the end of the Second Extension for such Milestone, then SKI shall have the option to terminate PDL's rights to proceed to the next Milestone (the "Option") upon written notice to PDL within thirty (30) days after the expiration of the Second Extension. If SKI exercises the Option, PDL shall retain only the rights to commercialize the results of those Milestones which it has achieved, and all rights to commercialize the results of Milestones not achieved by PDL shall revert to SKI. Also, if (i) PDL has failed to achieve Milestone (c),
(ii) SKI has exercised its Option, and (iii) PDL decides not to commercialize the results of Milestone (b), then SKI shall have a further option to commercialize the chimeric M195 Antibody developed by PDL pursuant to Milestone (b) by giving written notice to PDL and entering into a royalty agreement with PDL on terms to be negotiated by the parties in good faith.

4.4 SKI acknowledges that PDL may sublicense or subcontract portions of the development, testing, manufacture and/or sale of Licensed Products to a third party which may be a major pharmaceutical company ("Corporate Partner") and that, as part of such arrangement, the Corporate Partner may require the right to determine whether or not SKI shall conduct the activities described in this Section 4.4 and in Article V. PDL agrees, however, to require in its written agreement with the Corporate Partner that the Corporate Partner must consent to such activities being conducted by Partner must consent to such activities being conducted by SKI provided that all of the following conditions are met: (x) the technical, medical and scientific skills of SKI's principal investigator conducting such activities shall be acceptable in the reasonable judgment of the Corporate Partner; (y) SKI shall be able to supply an adequate number of patients for clinical trials in the reasonable judgment of the Corporate Partner; and (z) the protocols and procedures to be used or followed by SKI shall be mutually acceptable to SKI and the Corporate Partner. If there is no Corporate Partner, the foregoing three conditions must be met by SKI in PDL's reasonable judgment or, with respect to clause (z), to PDL's satisfaction. Subject to such conditions being met and the consent of the Corporate Partner being obtained (if required), PDL shall request that SKI undertake, and SKI shall undertake, the following action:
(a)     promptly after receipt of a chimeric antibody by SKI:
        (i) complete the biochemical/immunological testing thereof:
        (ii) upon the mutual agreement of PDL and SKI, and at PDL's cost, scale up production of such chimeric antibody to produce such materials for a Phase I trial at Memorial
        Hospital for Cancer and Allied Diseases;
        (iii)   conduct a Phase I trial of such chimeric antibody;
(b)     promptly after receipt of the humanized antibody:
        (i) complete the biochemical/immunological testing of such humanized antibody;
        (ii) upon the mutual agreement of PDL and SKI, and at PDL's cost, scale up production of such humanized antibody to produce such materials for a Phase I trial at Memorial
        Hospital for Cancer and Allied Diseases; and
        (iii)   conduct a Phase I trial of such humanized antibody;
(c)     promptly after receipt of the M195 immunotoxin;
        (i) complete the biochemical/immunological testing of such immunotoxin; and
        (ii)    conduct a Phase I trial of such immunotoxin.

4.5 Notwithstanding the provisions of Section 4.4 above, PDL shall be obligated to fund, and SKI shall be obligated to perform, only one of the following three activities described in Section 4.4: Section 4.4(a)(iii);
Section 4.4(b)(iii), and Section 4.4(c)(ii). However, if PDL elects to fund more than one of such activities, PDL shall request that SKI undertake, and SKI shall undertake, those additional activities, subject to the conditions of
Section 4.4 above.

ARTICLE V - DIRECT PROGRAM SUPPORT BY PDL

5.1     Subject to the consent of the Corporate Partner in accordance with
Section 4.4, in the event that further clinical tests or trials are required in the United States in the course of obtaining market approvals for Licensed Products, and providing that SKI and its Affiliates have the capability of doing so, then SKI and its Affiliates shall have the right of first refusal to be the site at which such further tests or trials are performed. SKI agrees that such tests and trials shall be done at compensation equal to the median price paid to SKI and its Affiliates for similar tests and trials. In all cases and regardless of this right of first refusal, PDL and its Corporate Partner shall have the right to conduct such trials at additional sites.

ARTICLE VI - CONSIDERATION

6.1     For the rights, privileges and license granted hereunder, PDL shall pay or cause to be paid to SKI:
(a)     a non-creditable license fee of [   ] payable in three
installments of [   ], the first installment being due promptly
after the execution of this Agreement, and the second and third installments being due on the first and second anniversaries, respectively, of the execution of this Agreement;
(b)     payments in the amounts set forth below promptly after
receipt of governmental approval of the marketing of Licensed
Products in the United States, with such amounts being creditable against royalties due to SKI pursuant to Section 6.1(c) below at any time hereunder, provided that no individual royalty payment shall be reduced by more than fifty percent (50%) of the amount that would otherwise have been due for that quarter:
       (i)     for the treatment of acute nonlymphocytic leukemia
       (ANLL), [   ];
       (ii)    for the treatment of myelodysplastic syndrome (MDS), [
       ];
       (iii)   for the treatment of chronic myelogenous leukemia
       (CML), [   ];
       (iv)    for the treatment prior to bone marrow transplant, [         ];
(c)     a royalty of [   ] of the Net Sales of Class 1 End Products
and [   ] of the Net Sales of Class 2 End Products sold by or for
PDL, its Affiliates and Sublicensees where either (i) the End
Product is covered by a Valid Claim in the country of sale, or
(ii) the End Product is manufactured in a country where the method
of manufacture is covered by a Valid Claim; and a royalty of [   ]
of the Net Sales of Class 1 End Products and [   ] of the Net
Sales of Class 2 End Products if the manufacture or sale of End
Products is not covered by a Valid Claim in the country of manufacture or sale.

Such royalties shall be payable in each country until the expiration in such country of all Licensed Patents which, except for this Agreement, would be infringed by the manufacture, use or sale of End Products in such country or,
if there is no such Licensed Patent in such country, for a period of [   ]
years after the first marketing of End Products in such country.

6.2 No multiple royalties shall be payable because End Products, their manufacture, use or sale, are or shall be covered by more than one patent application or patent licensed under this Agreement.

6.3     Royalty payments shall be paid in United States dollars in New
York, NY or at such other place as SKI may reasonably designate consistent with the laws and regulations controlling in any foreign country. Any taxes which PDL or any Affiliates or Sublicensee shall be required by law to withhold or pay on remittance of the royalty payments shall be deducted from royalty paid to SKI. PDL shall furnish SKI the original copies of all official receipts for such taxes. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at a first-class foreign exchange bank on the last business day of the calendar quarterly reporting period to which such royalty payments relate, or, in the case of sales by Sublicensees, using the exchange rates provided for in the written agreements between PDL and such Sublicensees.

6.4 In the event and to the extent that any payment due hereunder is subject to direct taxes levied or assessed by any government authority under the law of the country from which payment is made and there is a relevant treaty or other provision for the avoidance of double taxation or for other relief in respect of tax deducted at the source, PDL shall have the right to deduct from the payment any such taxes provided that PDL shall for each such deduction furnish to SKI a certificate or other documentary evidence executed in the matter required by the relevant government authority to enable SKI to obtain relief from double taxation or such other relief in respect of the tax so deducted.

6.5 Notwithstanding the provisions of Section 6.1(c) above, PDL's obligation to make payments hereunder shall be suspended for any period of time during which PDL, its Affiliates or Sublicensees are enjoined or otherwise prohibited from exercising the relevant rights under this license by the order or judgment of any court or other governmental authority based on actual or alleged infringement of any patent of a third party.

ARTICLE VII - REPORTS AND RECORDS

7.1 PDL shall keep full, true and accurate accounts containing all particulars that may be necessary for the purpose of showing the amount payable to SKI. Said books of account shall be kept at PDL's principal place of business. Said books and the supporting data shall be open for three (3) years following the end of the calendar year to which they pertain, to the inspection of an independent certified public accountant retained and paid by SKI for the purpose of verifying PDL's royalty statement, but not more frequently than once per year.

7.2 PDL agrees to make written reports and royalty payments to SKI within sixty (60) days after the close of each calendar quarter during the term of this Agreement, beginning with the quarter in which the first Net Sales occur. These reports shall show for the calendar quarter in question PDL's Net Sales on sales by it of the End Products on a country-by-country basis, details of the quantities of End Products sold in each country and the country of manufacture if different, and the royalty due to SKI thereon pursuant to Section 6.1(c) above, together with the same information for End Products sold by Sublicensees pursuant to Article II above. Notwithstanding the foregoing, with respect to sales of End Products by Sublicensees, PDL's reports hereunder shall be required to include only information regarding Net Sales of Sublicensees reflected in the reports required by Section 7.3 below which are received by PDL during the calendar quarter in question. Concurrently with the making of each such report, PDL shall make any payment due to SKI of royalties for the period covered by such report.

7.3 In order to facilitate the reporting and payment of royalties by PDL on Net Sales of End Products made by Sublicensees, PDL agrees to require, as a term of any sublicense agreement that the other party to such agreement shall render written reports to PDL of Net Sales of End Products by such party no less frequently than twice per year and in sufficient detail to enable the royalties payable by PDL hereunder to be determined ("Third Party Reports"). PDL shall also require such parties to keep records concerning such Net Sales for a period of at least three (3) years, and to permit reasonable examination of such records by PDL or an independent accounting firm reasonably satisfactory to PDL.

7.4 SKI agrees that the information set forth in (a) PDL's reports required by Sections 7.2, (b) PDL's records subject to examination under
Section 7.1, and (c) all Third Party Reports shall be maintained in confidence by SKI and the independent accounting firm selected by SKI pursuant to
Section 7.1, shall not be used by SKI or such accounting firm for any purpose other than verification of the performance by PDL of its obligations hereunder, and shall not be disclosed by SKI or such accounting firm to any other person.

ARTICLE VIII - TECHNICAL KNOW-HOW

8.1 Promptly after the execution of this Agreement, and during the first five (5) years of the term of this Agreement, SKI shall disclose and furnish to PDL all Technical Information and Know-How which is requested by PDL and which is known or possessed by SKI or any of its Affiliates; provided, however, that SKI shall not be obligated to disclose any such information after the execution of this Agreement from a third party pursuant to a written agreement which prohibits the disclosure thereof.

8.2 During the first five (5) years of the term of this Agreement, subject to any restrictions imposed upon PDL by a Corporate Partner, PDL shall disclose and furnish to SKI (for use in its research programs only) Technical Information and Know-How relevant to the clinical use of the Product which is requested by SKI and which is known or possessed by PDL or any of its Affiliates; provided, however, that PDL shall not be obligated to disclose any such information acquired after the execution of this Agreement from a third party pursuant to a written agreement which prohibits the disclosure thereof.

8.3 Each of the parties, for itself and its Affiliates, undertakes during the term of this Agreement, to hold in confidence and not to disclose the Technical Information and Know-How received from the other (a) in the case of PDL, to any third party, and (b) in the case of SKI, to any person other than Dr. David Scheinberg or personnel under his supervision and then such disclosure may be made only while such persons are associated with SKI or its Affiliates; provided that such undertaking shall not apply to any portion of said Technical Information and Know-How which:
        (i) was known to the receiving party or any of its Affiliates prior to its receipt by the receiving party or any of its Affiliates hereunder;
        (ii) is received at any time by the receiving party or any of its Affiliates in good faith from a third party lawfully in possession of the same and having the right to disclose the same;
       (iii) is as of the date of the receipt by the receiving party or any of its Affiliates in the public domain or subsequently enters the public domain other than by reason of acts or omissions of the employees or agents of the receiving party or any of its Affiliates;

and provided further that nothing contained herein shall prevent PDL or any of its Affiliates from using and disclosing the Technical Information and Know-How received from SKI in connection with applying for and securing governmental authorizations for the marketing of Licensed Products, in connection with negotiations or discussions with a Corporate Partner provided that such disclosure takes place pursuant to a confidentiality agreement limiting use of the Technical Information and Know-How to evaluation of this license or operation pursuant to a subsequent sublicense agreement, or otherwise in the performance of their obligations under this Agreement.

8.4 Prior to public disclosure or submission for publication of a manuscript describing the results of any aspect of the Technical Information and Know-How, the party disclosing or submitting such a manuscript ("Disclosing Party") shall send the other party ("Responding Party") by express air-mail a copy of the manuscript to be submitted and shall allow the Responding Party a reasonable time period (not to exceed sixty (60) days from the date of mailing) in which to determine whether the manuscript contains subject matter of which patent protection should be sought (prior to publication of such manuscript) for the purpose of protecting an invention conceived or developed in connection with the parties' scientific collaboration hereunder, or whether the manuscript contains confidential information belonging to the Responding Party. After the expiration of sixty
(60) days from the date of mailing such manuscript, the Disclosing Party shall be free to submit such manuscript for publication and publish or otherwise disclose to the public such research results. Should the Responding Party believe the subject matter of the manuscript contains confidential information or a patentable invention of substantial commercial value to the Responding Party, then prior to the expiration of sixty (60) days from the date of mailing of such manuscript to it by the Disclosing Party, Responding Party shall notify the Disclosing Party in writing of its determination that such manuscript contains such information or subject matter for which patent protection should be sought. Upon receipt of such written notice from the Responding Party, the Disclosing Party shall delay public disclosure of such information or submission of the manuscript for an additional period of sixty
(60) days to permit preparation and filing of a patent application on the disclosed subject matter. The Disclosing Party shall thereafter be free to publish or disclose such information, except that the Disclosing Party may not disclose any confidential information of the Responding Party in violation of
Section 8.3 hereof. Each Party agrees to give the other party reasonable opportunity to review and comment on any proposed publication arising from the Program. Determination of authorship for any paper or patent shall be in accordance with accepted scientific practice. Should any questions on authorship arise, this will be determined by good faith consultation between the parties.

ARTICLE IX - PATENT MATTERS

9.1     SKI shall seek prompt issuance of, and maintain, at its expense
(for reimbursement pursuant to Paragraph 9.3 below), the Licensed Patents.
SKI shall keep PDL informed of, and shall provide to PDL copies of, all applications and correspondence from or on behalf of SKI and its Affiliates to governmental patent offices, and all correspondence and documents received from governmental patent offices. SKI shall provide PDL with reports no less frequently than once per year listing all patents and patent applications which comprise the Licensed Patents identifying them by country and patent or application number, and briefly describing the status thereof, Prior to filing or amending any patent application which constitutes the Licensed Patents, SKI shall submit such application to PDL for its review and consultation.

9.2 If SKI shall decide to discontinue any such prosecution, or shall decide not to maintain any patent, or not to file a patent application on an invention under the Licensed Patents, or not file a patent application on an invention under the Licensed Patents, or not to file same in a particular country, it shall promptly notify PDL in writing and in reasonably sufficient time for PDL to assume such prosecution or maintenance, or file such patent application, and shall take the necessary steps and execute the necessary documents to permit PDL to assume the filing, prosecution or maintenance of the same at PDL's expense and control. All amounts paid by PDL shall be fully creditable as specified in Section 6.1(b) against royalties payable by PDL under Section 6.1(c).

9.3 PDL shall reimburse SKI on a quarterly basis for one-half (1/2) of all documented out-of-pocket expenses incurred by SKI after the execution of this Agreement in connection with the filing, prosecution and maintenance of all Licensed Patents in countries agreed to by PDL. All amounts paid by PDL shall be fully creditable as specified in Section 6.1(b) against royalties payable by PDL under
Section 6.1(c).

9.4     [   ]

9.5 PDL shall have a right of first refusal to obtain an exclusive license under any inventions or discoveries for therapeutic agents outside the Field, whether patentable or not, which are made by employees or agents of SKI or its Affiliates in the course of their activities under the Program.

9.6     (a)     In the event of a joint invention or discovery in the Field made by one or more employees of both PDL and SKI or their respective Affiliates in the course of their activities under the Program, whether patentable or not, PDL shall have sole and exclusive rights to such invention or discovery, without any obligation to pay royalties or other consideration. SKI and its Affiliates shall cooperate in promptly taking all such actions and executing all such documents as may be reasonably necessary to vest in PDL exclusive ownership and rights to such invention or discovery.
(b) In the event of a joint invention or discovery outside the Field made by one or more employees of both PDL and SKI or their respective Affiliates in the course of their activities under the Program, whether patentable or not, PDL and SKI shall each have non-exclusive rights to such invention or discovery without any obligation to account to the other for use thereof. PDL and SKI shall consult together and cooperate in taking reasonable steps to protect such invention or discovery by patent or otherwise, with all costs to be shared equally. PDL shall have a right of first refusal to obtain sole and exclusive rights to any such invention or discovery by acquiring SKI's rights therein.

9.7 If PDL becomes aware of a suspected infringement of the Licensed Patents, it shall notify SKI in reasonable detail. If the alleged infringement consists of any act which, if done by PDL, would be within the scope of the license granted under this Agreement, SKI and PDL shall (within a reasonable tune of said notification) consult together with a view to agreeing upon a course of action to be pursued, which action shall be taken by SKI at SKI's sole expense. In addition, if any such infringement is resulting in sales of competing products by parties other than PDL and its Affiliates and
Sublicensees exceeding [   ] of the sales of PDL, its Affiliates and
Sublicensees for a period of six (6) months or more, then, in addition to PDL's rights under Section 10.4, PDL shall be entitled to reduce the royalty rates otherwise payable hereunder to the lower of the two rates provided for the relevant class of product as set forth in Section 6.1(c) until SKI has taken steps reasonably acceptable to PDL to prevent such unlicensed competition. Further, in such event, PDL shall be entitled to institute actions or proceedings as appropriate to prevent such infringement and PDL may retain any damages or other sums received by PDL in connection with such actions or proceedings.

9.8 SKI represents and warrants that, except as disclosed on Schedule B, neither SKI nor any of its Affiliates is aware of any patent or other proprietary right of any third party which is or will be infringed by the Licensed Patents or the Technical Information and Know-How being provided by SKI hereunder, or by any acts contemplated by this Agreement. SKI and its Affiliates will inform PDL of any such potential infringement promptly upon becoming aware of such potential infringement.

9.9     [   ]

ARTICLE X - TERM AND TERMINATION

10.1 This Agreement shall be effective as of the date first written above and shall continue in effect until the expiration of the last to expire of the Licensed Patents or until all royalty obligations arising hereunder have terminated, whichever shall last occur.

10.2 Should PDL fail in its payment to SKI of royalties due in accordance with the terms of this Agreement, SKI shall have the right to serve notice upon PDL by certified mail at the address designated in Article XV hereof, of its intention to terminate this Agreement within thirty (30) days after receipt of said notice of termination unless PDL shall pay or cause to be paid to SKI within the thirty (30) day period, all such royalties due and payable. Upon the expiration of the thirty (30) day period, if PDL shall not have paid or cause to be paid all such royalties due and payable, the rights, privileges and license granted hereunder shall thereupon immediately terminate.

10.3 Upon any material breach or default of this Agreement by PDL, other than those occurrences set out in Paragraph 10.2 above which shall always take precedence in that order over any material breach or default referred to in this Paragraph 10.3, SKI shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by ninety
(90) days' notice including a detailed explanation of the reasons for termination, by certified mail to PDL. Such termination shall become effective unless PDL shall have cured or caused to be cured any such breach or default prior to the expiration of the ninety (90) day period from receipt of SKI's notice of termination.

10.4 PDL may terminate this Agreement by giving SKI ninety (90) days' notice to that effect if (a) PDL considers that substantial unlicensed competition is seriously interfering with PDL's exploitation of the Licensed Patents under this Agreement and that SKI is not taking appropriate steps to seek to prevent such unlicensed competition, or (b) PDL determines to cease utilizing all license rights granted hereunder, or (c) SKI or any of its Affiliates commits any material breach or default of this Agreement which has not been cured within ninety (90) days' notice from PDL to SKI.

10.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. PDL and its Affiliates and Sublicensees may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that PDL shall pay to SKI the royalties thereon as required by Article VI of the Agreement and shall submit the reports required by Article VII hereof on the sale of Licensed Products. In addition, the obligations of confidentiality and indemnity set forth in Sections 7.4, 8.3, 12.1 and 12.2 shall survive the termination or expiration of this Agreement.

ARTICLE XI - ARBITRATION

11.1 Except as to issues relating to the validity, construction or effect of any patent licensed hereunder, any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, which have not been resolved by good faith negotiations between the parties, shall be resolved by final and binding arbitration under the rules of the American Arbitration Association. Arbitration shall take place in the State and County of the principal office of the party not initiating such arbitration. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement. The award rendered by the arbitrator shall include costs of arbitration, reasonable attorneys' fees and reasonable costs for expert and other witnesses, and judgment on such award may be entered in any court having jurisdiction thereof. The parties shall be entitled to discovery as provided in Sections 1283.05 and 1283.1 of the Code of Civil Procedure of the State of California, whether or not the California Arbitration Act is deemed to apply to said arbitration. Nothing in this Agreement is deemed as preventing either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of the dispute as necessary to protect either party's name, proprietary information, trade secrets, know-how or any other proprietary right. If the issues in dispute involve scientific or technical matters, any arbitrator chosen hereunder shall have educational training and/or experience sufficient to demonstrate a reasonable level of knowledge in the field of biotechnology. Any award rendered in such arbitration may be enforced by any of the parties in a court of competent jurisdiction.

11.2 Claims, disputes or controversies concerning the validity, construction or effect of any patent licensed hereunder shall be resolved in any court having jurisdiction thereof.

ARTICLE XII - PRODUCT LIABILITY

12.1 PDL shall at all times, during the term of this Agreement and thereafter, indemnify and hold SKI and its Affiliates and their directors, officers, agents and employees, harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the actions of PDL and its Affiliates and Sublicensees hereunder in the production, manufacture, sales, use, consumption or advertisement of Licensed Products, subject to SKI giving to PDL prompt notice of any such claim, giving to PDL full control of the defense or settlement of any such claim, and giving to PDL such reasonable assistance as PDL may request in the defense of such claim; provided, however, that the foregoing indemnity obligation shall not apply (i) where such claim, proceeding, demand, expense or liability is the result of negligence on behalf of SKI or its Affiliates, or its or their staff or agents, (ii) where such claim, proceeding, demand, expense or liability is the result of a failure by SKI or its Affiliates, or its or their staff or agents, to comply with any applicable FDA or other governmental requirement or to adhere to the terms of the protocols agreed to under Section 4.4(z), or (iii) where the activities of SKI or its Affiliates are not pursuant to, and in accordance with, an investigational new drug (IND) application approved by the FDA.

12.2 Except as may be provided otherwise in any clinical trial agreement subsequently executed by the parties hereto, SKI and its Affiliates shall at all times, during the term of this Agreement and thereafter, indemnify and hold PDL and its Affiliates and Sublicensees and their directors, officers, agents and employees, harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the actions of SKI and its Affiliates or its or their staff or agents in connection with their activities under the Program, subject to PDL giving to SKI prompt notice of any such claim, giving to SKI full control of the defense or settlement of any such claim, and giving to SKI such reasonable assistance as SKI may request in the defense of such claim.

ARTICLE XIII - ASSIGNMENT

PDL shall be entitled to assign its rights hereunder, without the written consent of SKI, in whole or in part, to (i) a successor of PDL's business, whether by merger, purchase or otherwise, or (ii) any Affiliate or Affiliates (which may be substituted directly hereunder for PDL) provided that such Affiliate has the technical competence and capability to discharge the obligations of PDL hereunder. At PDL's request, SKI shall enter into a separate counterpart agreement with any such assignee, it being expressly agreed that PDL shall remain bound by the obligations hereof. Such counterpart agreement shall be the same in form and substance except for necessary changes to reflect the extent of the assignment.
Neither party may otherwise assign this Agreement or any rights granted hereunder in whole or in part without prior written consent of the other party, which consent shall not be unreasonably withheld.

ARTICLE XIV - NON-USE OF NAMES

PDL shall not use the names of Sloan-Kettering Institute for Cancer
Research nor of the Memorial Sloan-Kettering Cancer Center, nor of the Memorial Hospital For Cancer and Allied Diseases nor any adaptation thereof in any advertising, promotional or sales literature for the Licensed Products without prior written consent obtained from SKI in each case, which consent shall not be unreasonably withheld.

ARTICLE XV - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:
In the case of SKI:
Sloan-Kettering Institute for Cancer Research
1275 York Avenue
New York, NY 10021
Attention:  Mr. James Quirk, Senior Vice President

In the case of PDL:
Protein Design Labs, Inc.
3181 Porter Drive
Palo Alto, California 94304
Attention:  Laurence Jay Korn, Ph.D., President

with a copy to:
Marta L. Morando
Ware and Freidenrich
400 Hamilton Avenue
Palo Alto, California 94301

ARTICLE XVI - MISCELLANEOUS PROVISIONS

16.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of California, USA except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

16.2 The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

16.3 The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way effect the validity or enforceability of the remaining provisions hereof.

16.4 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

16.5 Neither party shall, without the consent of the other, originate any publicity, news release, or other public announcement, written or oral, whether to the public press, to stockholders, or otherwise, relating to the execution of this Agreement or any amendment hereto, save only such announcement or disclosure as in the opinion of legal counsel to the party making such announcement is required by law to be made. The party making such announcement will give the other party an opportunity to review the form of the announcement before it is made.

IN WITNESS WHEREOF, the parties hereto have caused this License
Agreement to be executed by their duly authorized representatives as of the day and year first set forth above.


SLOAN-KETTERING INSTITUTE FOR CANCER
RESEARCH

By:/s/ James S. Quirk
     James S. Quirk
     Senior Vice President


PROTEIN DESIGN LABS, INC.


By:/s/ Laurence J. Korn
     Laurence Jay Korn, Ph.D.
     President


                            SCHEDULE A
                     (Revised November ___, 1989)


Docket                Patent         Filing      Patent       Issue
No.      Country      Appln. No.     Date        Number       Date

None


                           SCHEDULE B
(SKI's written policy per   3.5]